UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event report) August 16, 2005
COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	31-1101097
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2831 DEXTER DRIVE
ELKHART, INDIANA 46514
(Address of principal executive offices)

Registrant’s telephone number, including area code: (574) 262-0123

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Coachmen Industries, Inc. and The Warrior Group, Inc. entered into a Mentor Protégé Agreement pursuant to which Coachmen will serve as The Warrior Group’s mentor protégé in its efforts as a participant in the U.S. Small Business Administration’s Section 8(a) Business Development program. In that capacity, Coachmen will meet quarterly with The Warrior Group to review ongoing contracts and bidding opportunities, analyze cash flow requirements and financial needs, review contract performance and determine assistance needed by Warrior. In addition, Coachmen will, among other things, assist Warrior in establishing a national brand name presence through joint venture activities with Coachmen, endeavor to subcontract with Warrior in its areas of expertise, provide indemnity for Warrior as it relates to increasing its bonding capacity, provide management skills to enable Warrior’s future growth and attempt to expand Warrior’s market access by advising and supporting contacts within the customer community.   Coachmen will provide such assistance to Warrior for at least one year from the date of the agreement.  Either party may terminate the agreement on 30 days' written notice to the other and the Small Business Administration.  The effectiveness of the agreement was subject to the approval of the Small Business Administration, which approval was communicated to Coachmen on August 16, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is furnished as a part of this Report:

10.1	Mentor Protégé Agreement between Coachmen Industries, Inc. and The Warrior Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

By: /s/ Richard M. Lavers
Richard M. Lavers, Executive Vice President, General Counsel and Secretary

Date: August 18, 2005

INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Pages
10.1	Mentor Protégé Agreement between Coachmen Industries, Inc. and The Warrior Group, Inc.	4